Exhibit 99.1

Contact: Daniel C. Dunn
Chief Financial Officer
314/771-2400

Allied Healthcare’s Net Suffers
On Flat Sales, Performance Issues

ST. LOUIS, February 8, 2008 - Allied Healthcare Products, Inc. (NASDAQ: AHPI) reported today that its net income in the second quarter ending December 31 fell almost 98 percent from $293,000 last year, or 4 cents per share, to about $6,500 in the current quarter, or zero cents per share.

For the first half of the 2008 fiscal year ending December 31, net income fell about 81 percent, from about $495,000 last year, or six cents per share, to about $93,500, or one cent per share, in the current fiscal year.

Customer orders for the first two quarters of fiscal 2008 were consistent with those of the prior year, declining only about $235,000. Sales, however, which depend on customer purchase order releases, declined about $1,000,000 or 3.6 percent, for the first two quarters of this fiscal year. Customer release rates are expected to return to more normal levels in the second half of the year, Allied said.

The sharp decline in net income resulted from gross margins that fell by about $960,000 compared to last year. Low production levels, caused by lower sales, combined with decreases in inventory to result in lower absorption of fixed costs. Also, cost reduction programs to offset higher labor and material costs did not take effect as planned in the first two quarters.

Material costs increased by 2.2 percent and labor costs by 4.5 percent compared to the previous year, Allied said. “Those increases should have been offset by cost reduction efforts, but we failed to execute in the first two quarters,” said Earl Refsland, Allied president and chief executive officer. Difficulties in introducing a new product contributed to production delays, Refsland said.

“We know what we have to do to correct problems we encountered,” Refsland said. “We just have to focus on the basics and execute.”

Despite difficulties, Allied once again improved its cash position, Refsland said. The company had a cash balance of about $4.7 million at the end of the first half of the fiscal year, an increase of more than 17 percent over the previous quarter and 30 percent over the previous year end.

Allied Healthcare Products, Inc. is a leading manufacturer of respiratory care products, medical gas equipment and emergency medical products used in a wide range of alternate care settings.

“SAFE HARBOR” STATEMENT: Statements contained in this release that are not historical facts or information are “forward-looking statements.” Words such as “believe,” “expect,” “intend,” “will,” “should,” and other expressions that indicate future events and trends identify such forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome and future results of operations and financial condition to be materially different than stated or anticipated based on the forward-looking statements. Such risks and uncertainties include both general economic risks and uncertainties, risks and uncertainties affecting the demand for and economic factors affecting the delivery of health care services, and specific matters which relate directly to the Company’s operations and properties as discussed in its periodic filings with the Securities and Exchange Commission. The Company cautions that any forward-looking statement contained in this report reflects only the belief of the Company or its management at the time the statement was made. Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove inaccurate or incomplete. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made.

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ALLIED HEALTHCARE PRODUCTS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three months ended,		Six months ended,
	December 31,		December 31,
	2007	2006	2007	2006

Net sales	$13,626,016	$14,273,950	$27,727,634	$28,751,392
Cost of sales	10,714,172	10,757,222	21,648,777	21,715,111
Gross profit	2,911,844	3,516,728	6,078,857	7,036,281

Selling General and administrative expenses	2,932,428	3,091,418	5,975,398	6,282,415
Income (loss) from operations	(20,584)	425,310	103,459	753,866

Interest income	(38,177)	(28,059)	(78,946)	(56,228)
Other, net	11,113	(53,182)	26,263	(43,878)
	(27,064)	(81,241)	(52,683)	(100,106)

Income before provision
for income taxes	6,480	506,551	156,142	853,972

Provision for income taxes	-	213,395	62,597	359,183
Net income	$6,480	$293,156	$93,545	$494,789

Net income per share - Basic
and diluted	$0.00	$0.04	$0.01	$0.06

Weighted average common shares
Outstanding - Basic	7,883,577	7,877,120	7,883,577	7,868,512

Weighted average common shares
Outstanding - Diluted	8,130,901	8,059,573	8,122,607	8,064,650

ALLIED HEALTHCARE PRODUCTS, INC.
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	December 31, 2007	June 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$4,732,692	$3,638,870
Accounts receivable, net of allowances
of $325,000 and $460,000, respectively	6,190,756	7,251,767
Inventories, net	11,810,149	12,999,472
Other current assets	523,486	275,254
Total current assets	23,257,083	24,165,363
Property, plant and equipment, net	10,267,716	10,677,000
Goodwill	15,979,830	15,979,830
Other assets, net	562,161	496,127
Total assets	$50,066,790	$51,318,320

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,719,389	$3,040,313
Other accrued liabilities	1,945,603	2,508,820
Deferred income taxes	726,861	882,001
Deferred revenue	465,000	465,000
Total current liabilities	5,856,853	6,896,134

Deferred revenue	1,705,000	1,937,500

Commitments and contingencies

Stockholders' equity:
Preferred stock; $0.01 par value; 1,500,000 shares
authorized; no shares issued and outstanding	-	-
Series A preferred stock; $0.01 par value; 200,000 shares
authorized; no shares issued and outstanding	-	-
Common stock; $0.01 par value; 30,000,000 shares
authorized; 10,187,069 shares issued at December 31, 2007
and June 30, 2007; 7,883,577 shares outstanding at
December 31, 2007 and June 30, 2007	101,871	101,871
Additional paid-in capital	47,479,012	47,441,163
Retained earnings	15,655,482	15,673,080
Less treasury stock, at cost; 2,303,492 shares at
December 31, 2007 and June 30, 2007, respectively	(20,731,428)	(20,731,428)
Total stockholders' equity	42,504,937	42,484,686
Total liabilities and stockholders' equity	$50,066,790	$51,318,320